Exhibit 99.1

EntreMed Announces $14 Million Private Placement with Leading Biotech
Institutional Investors

     ROCKVILLE, Md., Dec. 27 /PRNewswire-FirstCall/ — EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer and inflammation, today announced that it entered into definitive agreements to raise $14 million in gross proceeds through the issuance of common stock and warrants to independent institutional biotechnology investors. Proceeds from the transaction will be used to support upcoming clinical trials for the Company’s lead oncology product candidate, Panzem®, and other corporate objectives. The transaction was led by Orbimed Advisors, Perceptive Life Sciences, Quogue Capital LLC, Domain Associates and includes other select institutional investors.

     EntreMed President and CEO, James S. Burns, commented on the transaction, “We are pleased to have healthcare investors of this quality among the shareholders in EntreMed. The proceeds from this transaction provide additional resources to support our impending Panzem® NCD trials and our preclinical pipeline.” Mr. Burns continued, “EntreMed will benefit from the active interest these investors bring in achieving our goal of building a sustainable franchise in targeted drugs for the treatment of cancer and inflammation.”

     The Company sold a total of approximately 5.5 million shares at $2.55 per share. The transaction also included the issuance of a number of five-year warrants equivalent to 20% of the total number of shares of common stock issued at a 15% premium to the market price of common shares.

     EntreMed has agreed to file a registration statement with the SEC within 30 days to permit resales of common stock by the investors. Rodman & Renshaw, LLC served as the placement agent for the transaction. Ferghana Partners also participated in the placement.

About EntreMed

     EntreMed, Inc. (Nasdaq: ENMD) is a clinical-stage pharmaceutical company developing therapeutic candidates primarily for the treatment of cancer and inflammation. Panzem® (2-Methoxyestradiol or 2ME2), the Company’s lead drug candidate, is currently in clinical trials for cancer, as well as in preclinical development for indications outside of oncology. EntreMed’s goal is to develop and commercialize new compounds based on the Company’s expertise in angiogenesis, cell cycle regulation and inflammation — processes vital to the treatment of cancer and other diseases. The Company’s expertise has also led to the discovery of new molecules, including analogs of 2ME2, peptides of tissue factor pathway inhibitor (TFPI), and inhibitors of fibroblast growth factor-2 (FGF-2) and proteinase activated receptor-2 (PAR-2). EntreMed is developing these potential drug candidates for either in-house advancement or external partnering. Additional information about EntreMed is available on the Company’s website at http://www.entremed.com and in various filings with the Securities and Exchange Commission.

Forward Looking Statements

     This release contains, and other statements that EntreMed may make may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are typically identified by words or phrases such as “believe,” “feel,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “target,” “assume,” “goal,” “objective,” “plan,” “remain,” “seek,” “trend,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and EntreMed assumes no duty to update forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in EntreMed’s Securities and Exchange Commission filings under “Risk Factors,” including risks relating to EntreMed’s need for additional capital and the uncertainty of additional funding; the early-stage products under development; uncertainties relating to clinical trials; our success in the further clinical development of Panzem®; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).

CONTACT: Ginny Dunn, Associate Director, Corporate Communications & Investor Relations, of EntreMed, Inc., +1-240-864-2643.

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